Exhibit 99.1

Contact:
John Conron, Chief Financial Officer	301.366.7709
Ina McGuinness, Investor Relations	310.954.1100
Deanne Eagle, Media	917.837.5866

Neuralstem, Inc. Reports Second Quarter Financial Results and
Provides Business Update

ROCKVILLE, Maryland, August 13, 2009 –Neuralstem, Inc. (NYSE Amex: CUR) today provided a financial and business update for the second quarter ended June 30, 2009.

For the second quarter of 2009, the Company reported a net loss of $3,189,447, or $0.09 per share, compared with a net loss of $2,957,672, or $0.09 per share, for the comparable 2008 period. The net loss increase was due to a non-cash charge related to a change in accounting for certain warrants, offset in part by reductions in other expense categories. Net loss attributable to common stockholders for the first six months of 2009 was $2,283,769, or $0.07 per share, compared with a net loss of $5,232,124, or $0.16 per share, for the comparable period in 2008. The year-to-date net loss decrease was due to a gain in accounting for warrants, partially offset by increases in non-cash stock-based compensation expense, R&D and legal fees.

Cash, cash equivalents and short-term marketable securities at June 30, 2009 totaled approximately $3.2 million, compared with approximately $4.9 million at December 31, 2008.  As of June 30, 2009, the Company estimated that cash on hand would be sufficient to meet its operating needs through the end of the year, including estimated costs associated with the clinical development of its ALS programs  planned for commencement in the U.S in 2009.

For the six months ended June 30, 2009, cash used in operating activities totaled $2,528,277, a decrease of $549,983, or 18%, sequentially. The decrease was primarily attributable to an increase of $300,000 in short-term financing by vendors, employees and other service providers in the first quarter of 2009 and a reduction in spending, particularly in research in the second quarter of 2009.

Clinical Program, Patent and General Business Update
Neuralstem CEO and President, Richard Garr, stated, “We continue to work with the U.S. Food & Drug Administration to refine the protocol for our Investigational New Drug Application for ALS and remain confident that the study will be approved soon.  Meanwhile, our commitment to commencing trials using our cells in other key geographies continues in parallel with our U.S. efforts. With the recent moratorium on all stem cell therapy imposed in China, we are now focusing our near term international efforts on commencing a clinical trial for stroke in Taiwan in the first half of 2010, with spinal cord injury trials in China and India commencing thereafter in 2010.

“We continue to expand our network of commercial and medical partners in support of our goal of achieving regulatory progress and commercialization of our cell therapies on a global scale. We also expect our cells to be incorporated into an existing human trial at the Albert Ludwig University of Freiburg, Germany, to treat Huntington’s disease in 2010,” said Garr. “Earlier this year, this group presented a study that demonstrated robust survival of our cells, their integration into the host brain, and early graft-mediated functional effect in treating the animal model of Huntington’s.

“Also, of significance during the second quarter, we received notice of allowance for a patent on four new chemical entities that boost the generation of new neurons. Our in-house research and development team discovered these four first-in-class compounds, which have potent demonstrated neurogenic activity and which are fully owned by the Company. We will continue to explore ways in which our advances can be applied toward the treatment of major central nervous system diseases including depression, Alzheimer’s disease, stroke and traumatic brain injury, to name a few,” stated Garr.

The Company also reported that on July 6, it submitted a plan to address Neuralstem’s non-compliance with NYSE Amex listing requirements.

About Neuralstem, Inc.
Neuralstem's patented technology enables, for the first time, the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells into mature, physiologically relevant human neurons and glia. The Company is targeting major central nervous system diseases including: Ischemic Spastic Paraplegia, Traumatic Spinal Cord Injury, Huntington’s disease and Amyotrophic Lateral Sclerosis (ALS), often referred to as Lou Gehrig's disease.  Neuralstem’s IND (Investigational New Drug) application is under review with the FDA for ALS.  ALS is a progressive fatal neurodegenerative disease that affects nerve cells in the brain, leading to the degeneration and death of the motor neurons in the spinal cord that control muscle movement. Pre-clinical work has shown Neuralstem’s cells to extend the life of rats with ALS (as reported the journal TRANSPLANTATION, October 16, 2006, in collaboration with Johns Hopkins University researchers), and also reversed paralysis in rats with Ischemic Spastic Paraplegia, (as reported in NEUROSCIENCE; June 29, 2007, in collaboration with researchers at University of California San Diego).

Cautionary Statement Regarding Forward Looking Information
This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward- looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

Neuralstem, Inc. Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$3,218,321	$4,903,279
Prepaid expenses	60,812	136,287

Total current assets	3,279,133	5,039,566

Property and equipment, net	144,917	163,930
Intangible assets, net	249,132	212,265
Other assets	58,472	52,972

Total assets	$3,731,654	$5,468,733

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable, accrued expenses and accrued salaries	$1,901,789	$1,265,488

LONG-TERM LIABILITIES
Fair value of warrant obligations	3,236,634	-

Total liabilities	5,138,423	1,265,488

STOCKHOLDERS' (DEFICIT) EQUITY
Preferred stock, 7,000,000 shares authorized,	-	-
zero shares issued and outstanding
Common stock, $0.01 par value; 150 million shares
authorized, 34,551,300 and 33,751,300 shares
Outstanding in 2009 and 2008, respectively.	345,513	337,513
Additional paid-in capital	57,733,955	61,352,527

Accumulated deficit	(59,486,237)	(57,486,795)
Total stockholders' (deficit) equity	(1,406,769)	4,203,245
Total liabilities and stockholders' equity	$3,731,654	$5,468,733

Neuralstem, Inc.
Statement of Operations
(Unaudited)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2009	2008	2009	2008
Revenues	$-	$-	$-	$-
Operating expenses:
Research and development costs	1,452,793	1,633,729	2,886,802	2,832,572
General, selling and administrative expenses	1,249,947	1,318,708	2,707,186	2,401,877
Depreciation and amortization	21,424	15,780	42,220	29,537
	2,724,164	2,968,217	5,636,208	5,263,986
Operating loss	(2,724,164)	(2,968,217)	(5,636,208)	(5,263,986)
Non-operating income:
Interest income	8,516	10,545	10,780	31,862
(Loss) gain from change in fair value of warrant obligations	(473,799)	-	3,341,659	-
	(465,283)	10,545	3,352,439	31,862
Net loss attributable to common shareholders	$(3,189,447)	$(2,957,672)	$(2,283,769)	$(5,232,124)
Net loss per share, basic and diluted	$(0.09)	$(0.09)	$(0.07)	$(0.16)

Weighted average common shares outstanding - basic	33,760,091	32,109,858	33,755,720	31,936,365

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